Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Hongli Group Inc. (the “Company”) on Amendment No. 5 to Form F-1 of our report dated June 17, 2022, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, New York

July 15, 2022